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                                                                    Exhibit 10.2
                              EMPLOYMENT AGREEMENT



          AGREEMENT by and between U. S. Bancorp, an Oregon corporation ("Bancorp"), California Bancshares, Inc., a Delaware corporation ("CBI"), and Joseph P. Colmery (the "Executive") dated as of the 11th day of February, 1996.

          The Board of Directors of Bancorp (the "Board") has determined that it is in the best interests of Bancorp and its shareholders to assure that CBI will have the continued dedication of the Executive pending the merger of CBI and Bancorp ("the Merger") and that Bancorp will have the services of the Executive after the Merger to provide Bancorp with continuity of management of facilities involved in the Merger. In order to accomplish these objectives, Bancorp and CBI enter into this Agreement.

          NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

          1. EFFECTIVE DATE. The "Effective Date" shall mean the effective date of the Merger. This Agreement is null and void if the Merger does not occur on or before January 31, 1997.

          2.   EMPLOYMENT.

               (a) BY CBI. CBI agrees to continue the Executive in its employ and the Executive agrees to remain in the employ of CBI through the Effective Date. CBI covenants that it will not terminate the Executive's employment under section 8(a) of the employment agreement between CBI and the Executive dated November 18, 1995 ("the CBI Agreement") without the written consent of Bancorp. The Executive covenants that he will not terminate his employment with CBI under section 8(c) of the CBI Agreement without the written consent of Bancorp. The employment of the Executive by Bancorp is not a termination due to change of control as defined in section 8(f) of the CBI Agreement and no benefits will be paid under that section to the Executive as a result of the Merger or the Executive's employment by Bancorp.

               (b) BY BANCORP. Bancorp agrees to employ the Executive and the Executive agrees to accept employment with Bancorp subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending March 1, 1998 ("the Employment Period"). During the Employment Period the Executive's position will not be relocated outside a 35 mile radius of San Ramon, California, without the Executive's consent. If neither party gives notice to the other party to terminate their employment relationship on or before March 1, 1998, the parties will execute a change of control agreement with


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a two year term consistent with the change of control agreements that are then generally applicable for peer executives.

          3.   TERMS OF EMPLOYMENT.

               (a)  POSITION AND DUTIES.

                    (i) Before the Effective Date, the Executive will continue as President and Chief Executive Officer of CBI pursuant to the CBI agreement. Except as provided in this Agreement, the CBI Agreement will continue in effect until the Effective Date. The Executive will receive for 1996 a partial bonus under section 6 of the CBI agreement. The partial bonus for 1996 will not exceed $600,000 multiplied by the number of days in 1996 prior to the Effective Date divided by 365. On the Effective Date, this Agreement supersedes the CBI Agreement.

                    (ii) During the Employment Period, the Executive shall serve as an Executive Vice President (of Bancorp or of the Bancorp subsidiary responsible for the operations acquired by Bancorp from CBI in the Merger) with such authority, duties, and responsibilities as are commensurate with such position.

                    (iii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of Bancorp and, to the extent necessary, to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic, or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (c) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of Bancorp in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to Bancorp.

               (b)  COMPENSATION.

                    (i) BASE SALARY. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") of $200,000. For calendar year 1998 the


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Annual Base Salary shall be reviewed.  Any increase in the Annual Base Salary shall not limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

                    (ii) ANNUAL BONUS. The Executive will be eligible for an annual bonus beginning calendar year 1997 pursuant to an incentive compensation plan adopted by the Board. The bonus plan is anticipated to set a bonus target of 35% of annual compensation, with a maximum bonus of $150,000. The annual bonus for each such calendar year will be payable only if Executive remains an employee of Bancorp (or its subsidiary) through the end of the calender year.

                    (iii) INCENTIVE, SAVINGS, AND RETIREMENT PLANS. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings, and retirement plans, practices, policies, and programs applicable generally to other peer executives of Bancorp and any company controlled by, controlling, or under common control in the Bancorp ("Affiliated Companies"), except Bancorp plans which provide a severance benefit related to termination of employment and plans which provide for annual incentive compensation.

                    (iv) WELFARE BENEFIT PLANS. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies, and programs provided by Bancorp and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of Bancorp and its affiliated companies.

                    (v) EXPENSES. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with Bancorp's policies.

                    (vi) FRINGE BENEFITS. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, to the extent applicable generally to other peer executives of Bancorp and its affiliated companies.

                    (vii) OFFICE AND SUPPORT STAFF. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments


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as provided generally at any time thereafter with respect to other peer executives of Bancorp and its affiliated companies.


                   (viii) VACATION. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs, and practices of Bancorp and its affiliated companies as in effect generally at any time with respect to other peer executives of Bancorp and its affiliated companies.

          4.   TERMINATION OF EMPLOYMENT.

               (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If Bancorp determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with
Section 10(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with Bancorp shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with Bancorp on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by Bancorp or its insurers and acceptable to the Executive or the Executive's legal representative.

               (b) CAUSE. Bancorp may terminate the Executive's employment during the Employment Period for cause. For purposes of this Agreement, "Cause" shall mean:

                    (i) the continued failure of the Executive to perform substantially the Executive's duties with Bancorp or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of Bancorp which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or

                    (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to Bancorp, or


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                    (iii) conviction of a felony or guilty or nolo contendere
plea by the Executive with respect thereto, or

                    (iv)  a material breach of the covenants contained in
Section 8.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of Bancorp. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of Bancorp or based upon the advice of counsel for Bancorp shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of Bancorp. The termination of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

               (c) GOOD REASON. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, in the absence of a written consent of the Executive, any material failure by Bancorp to comply with any of the provisions of this Agreement, which is not remedied by Bancorp promptly after receipt of notice thereof given by the Executive, other than an isolated, insubstantial, and inadvertent failure not occurring in bad faith.

Anything in this Agreement to the contrary notwithstanding a termination for any reason other than Cause, death or disability between the first anniversary of the Effective Date and March 1, 1998, shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

               (d) NOTICE OF TERMINATION. Any termination by Bancorp for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and


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circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or Bancorp to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or Bancorp, respectively, from asserting such fact or circumstance in enforcing the Executive's or Bancorp's rights hereunder.

               (e) DATE OF TERMINATION. "Date of Termination" means (i) if the Executive's employment is terminated by Bancorp for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive's employment is terminated by Bancorp other than for Cause or Disability, the Date of Termination shall be the date on which Bancorp notifies the Executive of such termination, and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

          5.   OBLIGATIONS OF BANCORP UPON TERMINATION.

               (a) GOOD REASON; OTHER THAN FOR CAUSE, DEATH, OR DISABILITY. If, during the Employment Period, Bancorp shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

                    (i) Bancorp shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                    A. The Executive's Annual Base Salary through the Date of Termination to the extent not already paid.

                    B. In the event such termination occurs in calendar 1996, a pro rata annual bonus calculated as follows: the excess, if any, of (i) the average of the annual bonuses paid to the Executive by CBI with respect to calendar years 1993, 1994, and 1995 multiplied by the number of days in 1996 through the date of termination divided by 365 over (ii) the bonus actually paid by CBI to Executive with respect to the portion of 1996 prior to the Effective Date.


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                    C.   An amount equal to three times the sum of
               (i) Executive's Annual Base Salary; (ii) the Average Annual Bonus (the average of the annual bonuses paid to the Executive by CBI and Bancorp with respect to the prior three calendar years); and
               (iii) the contributions made by Bancorp or CBI in the 12 months prior to termination to profit sharing, 401k, and retirement plans.

                    (ii) for three years after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, Bancorp shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices, and policies described in Section 3(b)(iv) of this Agreement if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of Bancorp and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs, and policies, the Executive shall be considered to have remained employed until three years after the Date of Termination and to have retired on the last day of such period;

                    (iii) to the extent not theretofore paid or provided, Bancorp shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice, or contract or agreement of Bancorp and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits") except that the Executive is not eligible to participate in Bancorp's severance benefits plans or any other Bancorp employee benefits plans which are expressly superseded by this Agreement.

               (b) DEATH. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of


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Other Benefits, the term Other Benefits as utilized in this Section 5(b) shall include death benefits as in effect on the date of the Executive's death with respect to other peer executives of Bancorp and its affiliated companies and their beneficiaries.

               (c) DISABILITY. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to other peer executives of Bancorp and its affiliated companies and their families.

               (d) CAUSE; OTHER THAN FOR GOOD REASON. If the Executive's employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive any unpaid Annual Base Salary through the Date of Termination, previously deferred compensation, and Other Benefits.

          6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy, or practice provided by Bancorp or any of its affiliated companies and for which the Executive may qualify, except that the provisions of this Agreement supersede the provisions of Bancorp's severance benefit plan and the Executive waives any right to benefits under that plan. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice, or program of, or any contract or agreement with, Bancorp or any of its affiliate companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice, or program, or contract or agreement, except as explicitly modified by this Agreement.

          7. NO MITIGATION; LEGAL FEES. In no event shall the Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 5(a)(ii), such amounts shall not be reduced whether or not the Executive obtains other employment, Bancorp agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses that the Executive may


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reasonably incur as a result of any contest (regardless of the outcome thereof)
by Bancorp, the Executive, or others of the validity or enforceability of, or liability under, any provisions of the Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement).

          8.   CONFIDENTIAL INFORMATION.

               (a) The Executive shall hold in a fiduciary capacity for the benefit of Bancorp all secret or confidential information, knowledge, or data relating to Bancorp, CBI or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by Bancorp, CBI or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with Bancorp, the Executive shall not, without the prior written consent of Bancorp or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge, or data to anyone other than Bancorp and those designated by it. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

               (b)  In the event of a breach or threatened breach of this
Section 8, the Executive agrees that Bancorp shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledges that damages would be inadequate and insufficient.

               (c) Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 8.

          9.   SUCCESSORS.

               (a) This Agreement is personal to the Executive and without the prior written consent of Bancorp shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

               (b) This Agreement shall inure to the benefit of and be binding upon Bancorp and its successors and assigns. Bancorp may assign its rights and obligations under this Agreement to its subsidiaries.


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               (c)  Bancorp will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Bancorp to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Bancorp would be required to perform it if no such succession had taken place. As used in this Agreement, "Bancorp" shall mean U. S. Bancorp and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          10.  MISCELLANEOUS.

               (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions and have no force or effect. This Agreement may only be amended or modified by a written agreement executed by the parties or their respective successors and legal representatives.

               (b) All notices and other communications required under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

               If to the Executive:



               If to Bancorp:


               111 S.W. Fifth Avenue
               Portland, Oregon  97204

               Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.

               (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

               (d) Bancorp may withhold from any amounts payable under this Agreement such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.


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               (e)  The Executive's or Bancorp's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or Bancorp may have under this Agreement shall not be deemed to be a waiver of such provision or right or any of the provision or right of this Agreement.

               (f) The Executive and Bancorp acknowledge that, except as may otherwise be provided under any other written agreement between them, the
employment of the Executive by Bancorp is "at will."   From and after the
Effective Date, this Agreement shall supersede any other employment, severance, or change of control agreement between the parties with respect to the subject matter hereof.

               (g) Notwithstanding any provision of this Agreement, Bancorp shall have no obligation to make any payments to Executive if or to the extent such payments are prohibited by any applicable law or regulations, including, without limitation, the FDIC's regulation regarding golden parachute and indemnification payments promulgated under the Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recover Act of 1990.

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from their respective Boards of Directors, Bancorp and CBI each has caused these presents to be executed in its respective name on its behalf, all as of the day and year first above written.


                              /s/ JOSEPH P. COLMERY
                              ----------------------------------------
                              Joseph P. Colmery


                              U. S. BANCORP


                              By  /s/ ANDERS GILTVEDT
                                  ------------------------------------


                              CALIFORNIA BANCSHARES, INC.


                              By  /s/ DONALD J. GEHB
                                  ------------------------------------


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